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                                                      Filed pursuant to Rule 433
                                                             File No. 333-133956


     FINAL PRICING TERMS - RE-OPENING OF THE REPUBLIC OF TURKEY 7.0% NOTES
                                DUE JUNE 5, 2020
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ISSUER:                             The Republic of Turkey

SECURITIES:                         7.0% Notes due June 5, 2020 (re-opening)

PRICING DATE:                       February 15, 2007

ISSUE FORMAT:                       Global (SEC Registered)

EXPECTED RATINGS:                   Ba3 (stable) /BB- (stable) /BB- (positive)

OUTSTANDING ISSUE SIZE:             USD 1,250,000,000 (Pre-reopening)

REOPENING AMOUNT OFFERED:           USD 750,000,000

PRICE TO PUBLIC:                    USD 757,125,000 (100.95%), plus accrued
                                    interest from December 5, 2006

ACCRUED AND UNPAID INTEREST         USD 11,375,000 (for 78 days)

TOTAL FEES:                         0.10%

PROCEEDS TO ISSUER:                 USD 767,750,000, including accrued interest
                                    from December 5, 2006

YIELD TO MATURITY:                  6.888 % per annum

SPREAD TO US TREASURY:              218bps

BENCHMARK US TREASURY:              UST 4.625% due 02/2017

INTEREST PAYMENT DATES:             June 5th and December 5th

EXPECTED LISTING:                   Luxembourg Stock Exchange

LEAD-MANAGERS/BOOKRUNNERS:          HSBC / UBS Investment Bank

SETTLEMENT:                         Expected February 23, 2007, through the
                                    book-entry facilities of The Depository
                                    Trust Company

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling toll free 1-888-722-9555 ext. 1088 or through your usual contact at UBS Securities LLC.

The prospectus link is:
http://
www.sec.gov/Archives/edgar/data/869687/000095012307002312/y30185b5e424b5.htm

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